UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2008

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33162	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 754-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Severance Plan and Executive Agreements

On December 22, 2008, the Compensation Committee of the Board of Directors (the “Board”) of Red Hat, Inc. (the “Company”) approved a Senior Management Severance Plan (the “Plan”), pursuant to which select Company employees, currently including all of the Company’s named executive officers except its Chief Executive Officer, may become eligible to receive certain severance benefits. Participation in the Plan is limited to employees of the Company who:

(1)	are designated by resolution of the Board or its authorized subcommittee (such acting body, the “Plan Administrator”) and

(2)	execute and comply with an Executive Agreement (an “Executive Agreement”) with the Company substantially in the form approved by the Compensation Committee of the Board on December 22, 2008 in conjunction with the Plan (as the same may be amended from time to time), thereby agreeing, among other things, to covenants relating to:

(i)	non-solicitation during such employee’s period of employment with the Company and for 12 months thereafter;

(ii)	non-competition during such employee’s period of employment with the Company and for 12 months thereafter;

(iii)	confidentiality;

(iv)	assignment of inventions; and

(v)	non-disparagement.

Consistent with the foregoing, each of the named executive officers, other than the Chief Executive Officer, will be eligible to participate in the Plan upon the execution of an Executive Agreement with the Company upon terms materially consistent with those described above and in substantially the form of the Executive Agreement attached to this Current Report on Form 8-K as Exhibit 10.2, which is incorporated herein by reference.

The Plan Administrator may within its discretion remove any Plan participant from participation in the Plan at any time but any such removal will be effective no earlier than the one-year anniversary of the date on which such action was taken. If any Plan participant is so removed from participation in the Plan during the term of his employment with the Company, he will cease to be bound by the post-employment covenants of non-solicitation and non-competition under his applicable Executive Agreement.

Pursuant to the terms of the Plan, a Plan participant will be entitled to receive benefits under the Plan in the event that the Plan Administrator determines that:

(1)	the Plan participant’s employment has been terminated by the Company without Good Cause (as such term is defined in the Plan) or by the Plan participant with Good Reason (as such term is defined in the Plan);

(2)	the Plan participant is not entitled to benefits in connection with this termination of his employment under (i) the Company’s Senior Management Change in Control Policy or (ii) any individual agreement entered into between the Company and the Plan participant following December 22, 2008, the effective date of the Plan; and

(3)	the Plan participant has delivered to the Company an irrevocable release in a form approved by the Company.

A Plan participant qualifying for benefits under the Plan is entitled to receive the following benefits following termination of his employment with the Company:

(1)	a lump sum payment equal to the Plan participant’s annual base salary multiplied by a specified amount, which amount is 1.75 for the eligible named executive officers;

(2)	a lump sum payment of 100% of the premium for 12 months’ post-termination continuation of his health, dental and vision coverage;

(3)	continued vesting of equity awards with non-performance-based vesting for 180 days following termination (subject to any earlier expiration of such award and the terms of the applicable equity incentive plan) and continued ability to exercise such awards based on a termination date as of the last day of such extended vesting period; and

(4)	with respect only to determining the vesting of equity awards with performance-based vesting, continued status as a Company employee for the lesser of 180 days following termination or the expiration of the applicable performance period.

The lump-sum payments generally will be paid within 75 days following the Plan participant’s termination of employment, subject to delay in order to comply with the provisions of Section 409A of the Internal Revenue Code. In addition, if the Plan participant does not execute the required release, he may be subject to recoupment by the Company for any incremental appreciation or gain obtained by exercising or disposing, or upon vesting, of portions of equity awards that vested after termination of his employment or that exercised during any extended exercise.

The foregoing summaries of the Plan and the form of Executive Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Plan and the form of Executive Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: December 29, 2008	By:	/s/ Michael R. Cunningham
Michael R. Cunningham General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Senior Management Severance Plan

10.2	Form of Executive Agreement by and between Red Hat, Inc. and each Plan Participant.